EX-99.1


PRESS RELEASE


Uranium Hunter Enters Into Letter of Intent With Pinewood
Resources Ltd. on the "Karoo" Project, a Large 8600 km2 Land
Package in South Western Tanzania


TORONTO-Oct 12, 2007 -- Uranium Hunter Corporation (OTC BB:URHN.OB -
News) ("Uranium Hunter" or the "Company") is pleased to announce that it has entered into a letter of intent with Pinewood Resources Ltd. to earn a 75% interest in the "Karoo" Project which contains approximately 8600 km2 of Karoo-based uranium exploration lands located in the Southern regions of Tanzania ("the property").

Adam Cegielski, President and CEO of Hunter, commented, "We are thrilled that we were able to secure by way of LOI 18 significant Uranium Properties covering over 8600 km2 within close proximity to Paladin's Kaleyekara uranium deposit in Malawi, and the newly announced Mtonya Uranium Project discovery in the southwestern region of Tanzania. Our team is presently doing its due diligence and further details of the property and our progress will be announced shortly. With the addition of this prospective land package to Uranium Hunter's property portfolio, Uranium Hunter is now positioned for growth through exploration on multiple project fronts."

Under the terms of the letter of intent the company may earn a 75% interest in the property by making a cash payment of $50,000.00 within 5 days of signing a definitive agreement. Uranium Hunter must also make all property payments and taxes to keep the property in good standing. The company will be responsible for funding all exploration costs until it has earned its 75% interest, after which time the costs shall be shared proportionally. At the first, second and third anniversary of the agreement, Uranium Hunter must also pay to Pinewood $5,000.00, $10,000.00 and $15,000.00 per
retained license for each of the 18 properties, however Uranium Hunter, in its sole discretion may abandon payments for a property if it chooses not to proceed with the property. Uranium Hunter may also make payments for the retained license by way of restricted shares, the terms and mechanisms of which will be contained in the definitive agreement. Uranium Hunter must also issue to Pinewood 150,000 restricted shares payable over a 12-month period, 50,000 due 30 days after signing the definitive agreement, 50,000 shares within 6 months of signing the definitive agreement and 50,000 shares within 12 months of signing the definitive agreement.

Uranium Hunter may earn up to a 100% interest in the property upon issuing Pinewood restricted shares subject to valuations of the property, the terms and mechanisms of which will be contained in the definitive agreement.

The Company is presently conducting due diligence on the property and expects the definitive agreement to be signed on or before December 11, 2007.

About The Company:

Uranium Hunter (OTC BB:URHN.OB - News) is a natural resource corporation devoted to the exploration and development of deposits of Uranium and Gold in East Africa. The company website can be found at www.UraniumHunterCorp.com.

Uranium Hunter has entered into a Definitive Agreement with Trimark Explorations, Ltd. ("Trimark"), on behalf of its wholly owned subsidiary Gambaro Resources, to earn up to a 100% interest in the Uranium-Au property located in Njombe and Songea Districts, Tanzania. Uranium Hunter has optioned 170 km2 property in southern Tanzania covering sediments of the Karoo sequence which share common features with rocks of the Colorado Plateau in the western US that have become prolific producers of Uranium.

Uranium Hunter has entered into another Definitive Agreement with NPK Resources Ltd. to earn a 75% interest in the Nkoko and Kagadi uranium properties which contain over 800 km2 located in Kibaale district, Uganda, called the "Kibaale Project."

The Ugandan government, World Bank, African Development Fund and the Nordic Development Fund have all co-sponsored a US $42 million dollar high valued mineral centered aerial survey, which began in January 2007. Results are expected shortly, and will aid in early exploration work on the properties.

Forward-Looking Statements:

This press release contains forward-looking statements, particularly as related to, among other things, Uranium Hunter's business strategy. The words or phrases "would be," "will allow," "intends to," "may result," "are expected to," "will continue," "anticipates," "expects," "estimate," "project," "indicate," "could," "potentially," "should," "believe," "considers" or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, and other factors that may cause Uranium Hunter's actual results, performance or achievements, or developments in its industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks, uncertainties and other factors that are detailed in Uranium Hunter's Quarterly and Annual Reports and other documents Uranium Hunter files from time-to-time with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. Uranium Hunter cautions readers not to place undue reliance on such statements. Uranium Hunter does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement. Actual results may differ materially from Uranium Hunter's expectations and estimates.